Exhibit 99.1

For Immediate Release

LIPOCINE ANNOUNCES COMPLETION OF LPCN 1021, ORAL TESTOSTERONE, PHASE 3 CLINICAL TRIAL

SALT LAKE CITY (April 30, 2015) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced that the completion of the last patient visit in the safety assessment portion of its Study of Oral Androgen Replacement (“SOAR”) pivotal Phase 3 clinical study (http://clinicaltrials.gov/show/NCT02081300) evaluating efficacy and safety of LPCN 1021, an Oral Testosterone product, in hypogonadal men with low testosterone (“Low T”). Lipocine previously announced positive top line efficacy from the SOAR clinical study in September 2014 and expects to announce top-line results from the 52 week safety assessment portion of the SOAR clinical study by mid-year as well as file the New Drug Application (“NDA”) with the U.S. Food and Drug Administration in the second half of this year.

“Completion of the last patient visit has Lipocine positioned well to file our New Drug Application with the Food and Drug Administration in line with our previous guidance,” said Dr. Mahesh Patel, Chairman, President and CEO of Lipocine Inc. Dr. Patel further stated, “We are pleased to report that no drug or cardiac related adverse events were observed during this one year study and look forward to sharing top-line results from this safety portion of the study.”

About LPCN 1021

The current testosterone market is dominated by topical products that are associated with poor patient compliance and FDA “black box” warnings related to inadvertent transfer of testosterone. LPCN 1021 is a twice-a-day, oral product candidate with three simple oral dosing options that we expect will overcome the major shortcomings of existing products.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, and is currently in Phase 1 testing.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to expectations regarding clinical trials, the potential uses and benefits of Lipocine’s product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com